UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

  CURRENT REPORT
          PURSUANT TO SECTION 13 OR 15(d) OF
          THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2013

WIN GLOBAL MARKETS, INC.
(Exact Name of Registrant as Specified in Charter)

NEVADA	000-51255	98-0374121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Yehezkel Koifman Street, Tel-Aviv, Israel	68012
(Address of Principal Executive Offices)	(Zip Code)

(972)-73-705-8000
              Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 24, 2013, the registrant's board of directors resolved to dismiss Mr. Guy Elhanani from his position as CFO of the registrant, effective July 24, 2013.

On June 24, 2013, the registrant’s board of directors also resolved to appoint Mr. Yossi Keret, age 47, as the registrant’s CFO, effective July 24, 2013.

Since 2012, Mr. Keret has served as CEO of The Market Business of Israel Ltd., a newly established company with a mission to attract medium size investors to investment opportunities in a variety of fields.  Mr. Keret also served as part-time CFO of D&A Visual Insights Ltd., a company engaged in business intelligence targeting Fortune 500 companies. Prior to joining D&A Visual Insights Ltd., Mr. Keret was the COO of ALL Trade Ltd., a company engaged in the refurbishment of computer hardware. During the years 2006 to 2011, Mr. Keret held the position of CFO of Daimler Financial Services Israel Ltd., a company engaged in investment activities with a portfolio exceeding NIS 800 million.  Mr. Keret has also worked as a manager with Ernst & Young’s Israel branch. Mr. Keret holds B.A. degrees in Accounting and Economics from Haifa, and is a Certified Public Accountant in Israel.

Mr. Keret will be engaged pursuant to a consulting agreement (the “Keret Consulting Agreement”) with the registrant's wholly-owned Israeli subsidiary, Win Global Markets Inc (Israel) Ltd. Pursuant to the Keret Consulting Agreement, Mr. Keret will receive a consulting fee in the gross monthly amount of NIS 45,500, subject to adjustment beginning in January 2014.  Mr. Keret will also be granted, not earlier than January 1, 2014, options to purchase 400,000 shares of the registrant's common stock at exercise prices of $0.10 per share.  The options would be granted pursuant to the registrant’s 2004 Global Share Option Plan, as amended, and expire five years from the date of grant.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIN GLOBAL MARKETS, INC. registrant)

By:	/s/ Shimon Citron
Shimon Citron
Chief Executive Officer

Date: June 28, 2013